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                                  EXHIBIT 10.1

                               Purchase Agreement


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                               Purchase Agreement


         This Purchase Agreement ("the Agreement") is dated Monday, March 25, 2001 in Orange County, California by and between InPurple, Inc. a Delaware corporation (formerly known as Voice 21, Incorporated) whose business address is 600 Anton Blvd. Plaza Tower, 11th floor, Costa Mesa 92626, and Mr. Stephen Paul North and Ms. Allison Sparrow whose addresses are 3 White Horse Drive, Epsom, Surrey, England KT18 7NE on behalf of Talkpoint Company Ltd. of Epsom, Surrey, England and Call 21 Ltd of Epsom, Surrey, England.

                                    Recitals

A. InPurple, Inc. desires to purchase both Talkpoint Company, Ltd. and Call 21, Ltd. for cash and stock.

B. Talkpoint Company Ltd. desires to sell all of its issued and outstanding shares of stock, of which there are 1,000, to InPurple, Inc. for cash and stock.

C. Call 21, Ltd. desires to sell all of its issued and outstanding shares of stock, of which there is one share to InPurple, Inc. for cash and stock.

D.       Mr. Stephen Paul North owns 999 shares of stock in Talkpoint Company,
         Ltd.

E.       Ms. Allison Sparrow owns 1 share of stock in Talkpoint Company, Ltd.

F.       Mr. Stephen Paul North owns 1 share of Call 21, Ltd.

G. The most recent, internally prepared, financial statements for Talkpoint Company, Ltd. reflect the fact that the net worth of Talkpoint Company, Ltd. is negligible.

H. The most recent, internally prepared, financial statements for Call 21, Ltd. reflect the fact that the net worth of Call 21, Ltd is negligible.

NOW THEREFORE; as consideration for the promises, covenants and conditions contained herein the parties hereto agree as follows:

1.0 That a total purchase price to be paid by InPurple, Inc. for the acquisition of all of the issued and outstanding shares of both Talkpoint Company, Ltd. and Call 21, Ltd. shall be ten-thousand dollars ($10,000.00) plus seven-hundred thousand one (700,001) shares of stock of InPurple, Inc.

2.0 That Mr. Stephen Paul North shall be paid nine-thousand nine-hundred eighty dollars ($9,980.00) as cash consideration for his nine-hundred ninety-nine shares of stock in Talkpoint Company, Ltd. plus six-hundred ninety-nine thousand nine-hundred ninety-nine (699,999) shares of stock of InPurple, Inc.


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3.0      That Ms. Allison Sparrow shall be paid ten dollars ($10.00) as cash consideration for her one (1) share of stock in Talkpoint Company, Ltd. plus one (1) share of stock of InPurple, Inc.

4.0 That Mr. Stephen Paul North shall be paid ten dollars ($10.00) as cash consideration for his one (1) share of stock in Call 21, Ltd. plus one
         (1) share of stock of InPurple, Inc.

5.0 That InPurple, Inc. shall issue a check, within thirty days of the date first appearing hereon, in the amount of nine-thousand nine-hundred ninety dollars ($9,990) to Mr. Stephen Paul North which includes the cash paid to Mr. Stephen Paul North for both Talkpoint Company, Ltd (nine-thousand nine-hundred eighty dollars, $9,980.00, plus the cash paid to Mr. Stephen Paul North for Call 21, Ltd (ten dollars $10.00).

6.0 That InPurple, Inc. shall issue a check, within thirty days of the date first appearing hereon, in the amount of ten dollars ($10.00) to Ms. Allison Sparrow as cash consideration for her one share of Talkpoint Company, Ltd.

7.0 That InPurple, Inc. shall issue, and record upon its books and records, within thirty days of the date first appearing hereon, a share certificate in favor of Mr. Stephen Paul North in the amount of seven-hundred thousand (700,000) shares which includes the share consideration for both Talkpoint Company, Ltd. and Call 21, Ltd.

8.0 That InPurple, Inc. shall issue, and record upon its books and records, within thirty days of the date first appearing hereon, a share certificate in favor of Ms. Allison Sparrow in the amount of one (1) share as share consideration for her one share of Talkpoint Company, Ltd.

9.0 That Mr. Stephen Paul North shall, or shall cause, within thirty days of the date first appearing hereon, the surrender of his share certificate(s), in Talkpoint Company, Ltd., properly endorsed, to the law offices of the attorney for InPurple, Inc. c/o Richard Knecht Esq. Knecht & Hansen, Attorneys at Law, 1301 Dove Street, Suite 900, Newport Beach, CA 92660

10.0 That Ms. Allison Sparrow shall, or shall cause, within thirty days of the date first appearing hereon, the surrender of her share certificate, in Talkpoint Company, Ltd., properly endorsed, to the law offices of the attorney for InPurple, Inc. c/o Richard Knecht Esq. Knecht & Hansen, Attorneys at Law, 1301 Dove Street, Suite 900, Newport Beach, CA 92660

11.0     General Provisions

         11.1 Severable Provisions- The provisions of this Agreement are severable and if any one or more provisions may be determined to be judicially enenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.


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         11.2     Binding Agreement- The parties hereto represent and warrant that they have the power and authority
                  to execute this Agreement.

         11.3 Attorneys fees- If any legal action arises under this Agreement or by reason of any asserted breach of it, the prevailing party shall be entitled to recover all costs and expenses, including attorneys fees, incurred in enforcing or attempting to enforce any of the terms, covenants or condition, including costs incurred prior to the commencement of legal action, and all costs and expensed, including reasonable attorneys fees, incurred in any appeal from an action brought to enforce any of the terms, covenants or conditions.

         11.4 Waiver- Either party's failure to enforce any provision or provisions of his Agreement shall not in any way be construed as a waiver of any such provision or provisions, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

         11.5 Entire agreement- This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto and contains all of the covenants and agreements between the parties.

         11.6 Titles and headings- Titles and headings to sections of this Agreement are for the purpose of reference only and shall in no way limit, define or otherwise affect the interpretation or construction of such provisions.

         11.7 Governing law- The parties agree that it is their intention and covenant that this Agreement and performance under it, that all suits and special proceedings that may ensue from its breach, be construed in accordance with and under the laws of the State of California, and that in any action, special proceeding or other proceeding that may be brought arising out of, in connection with, or by reason of this Agreement, the laws of the State of California shall be applicable and shall govern to the exclusion of the law of any other forum, without regard to the jurisdiction in which any action or special proceeding may be instituted.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

----------------------     ----------------------       ----------------------
Mr. Stephen Paul North     Ms. Allison Sparrow          Mr. Sean P. Lewis
Talkpoint Company, Ltd.    Talkpoint Company, Ltd.      Chairman
Call 21, Ltd.                                           InPurple, Inc.